Exhibit 99.A

News
For Immediate Release

David Crane and Timothy Probert Named Directors of El Paso Corporation

HOUSTON, TEXAS, December 7, 2009—David W. Crane and Timothy J. Probert have been named to the board of directors of El Paso Corporation (NYSE: EP), effective December 4, 2009.

Crane, 50, is president, chief executive officer, and a director of NRG Energy and has served in such capacity since December 2003. Prior to joining NRG, he was chief executive officer from January 2003 to November 2003 of International Power plc, a wholesale power generation company in the United Kingdom.  He was the company’s chief operating officer from March 2000 through December 2002. Crane was Senior Vice President-Global Power New York at Lehman Brothers from January 1999 to February 2000 and served as Senior Vice President-Global Power Group, Asia at Lehman from June 1996 to January 1999.

He will serve on the Governance & Nominating Committee of El Paso’s board.

Crane earned a Bachelor of Arts degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and a Juris Doctor degree from Harvard Law School.

Probert, 58, is Halliburton’s President, Global Business Lines, which includes both Drilling and Evaluation and Completion and Production divisions and their respective product service lines.  In this role, he is also responsible for Technology, Mergers and Acquisitions, and Corporate Development.  He is a member of Halliburton’s executive committee and serves as the company’s Chief Health, Safety and Environment Officer.

Previously, Probert was president, Drilling and Evaluation and Corporate Development and led Halliburton’s Drilling and Evaluation Division as its president.  In this role, Probert was responsible for the Sperry Drilling Services, Security DBS Drill Bits, Baroid Fluid Services, Wireline and Perforating Services, and Landmark product lines.

Before joining Halliburton in 2003, Probert served as president and chief executive officer of Input/Output Inc. He was also president of Baker Hughes INTEQ.  In addition, Probert was the president of Eastman Teleco.  He served as president of Milpark Drilling Fluids, and he was vice president of Marketing for Baker Sand Control.

Probert began his career in 1972 as a field geologist with Exploration Logging Inc.  He received his Bachelor of Science degree in geology and geography from the University of London in 1972.

He is a member of the Corporate Advisory Board of the American Association of Petroleum Geologists.

He will serve on the Health, Safety & Environmental committee of El Paso’s board.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner.  The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

Contacts:

Investor-Media Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828